Exhibit 10.1

FORM OF LOCK-UP AND LEAK-OUT AGREEMENT

THIS LOCK-UP AND LEAK-OUT AGREEMENT (this “Agreement”) is entered into as of August 7, 2026, by and among Aether Holdings, Inc., a Delaware corporation (“Parent” or “Issuer”), Aether Compute LLC, a Delaware limited liability company (“Buyer”), and [FOUNDER NAME] (“Holder”).

RECITALS

A. Buyer, Parent, Noviant Inc. and the founders of Noviant are entering into a stock purchase agreement of even date herewith (the “Stock Purchase Agreement”) pursuant to which Buyer will acquire sixty percent (60%) of the issued and outstanding equity of Noviant Inc. from the founders.

B. Parent will issue restricted shares of Parent common stock to Holder as consideration provided on behalf of Buyer under the Stock Purchase Agreement.

C. As a material inducement to Buyer and Parent to enter into and consummate the transaction, Holder is agreeing to the transfer restrictions, lock-up, leak-out, no hedging, no short sale and other covenants set forth herein.

AGREEMENT

1. Definitions.

“Lock-Up Shares” means all shares of Parent common stock issued or issuable to Holder in connection with the Stock Purchase Agreement, including any shares issued as dividends, splits, recapitalizations, replacements or substitutions.

“Transfer” means any sale, assignment, pledge, hypothecation, gift, hedge, swap, short sale, derivative, loan, encumbrance, option or other transfer or disposition of economic, voting or beneficial ownership.

2. Six-Month Lock-Up for First Tranche.

Holder shall not Transfer fifty percent (50%) of the Lock-Up Shares until the date that is six (6) months after the Closing Date, subject at all times to applicable securities laws, Rule 144, Parent insider trading policy, trading windows, pre-clearance requirements, this Agreement and the Stock Purchase Agreement.

3. Two-Year Lock-Up for Second Tranche.

Holder shall not Transfer the remaining fifty percent (50%) of the Lock-Up Shares until the date that is two (2) years after the Closing Date, subject at all times to applicable securities laws, Rule 144, Parent insider trading policy, trading windows, pre-clearance requirements, this Agreement and the Stock Purchase Agreement.

4. No Hedging, Shorting or Pledging.

Holder shall not, directly or indirectly, hedge, short, sell against the box, pledge, lend, hypothecate, enter into swaps, collars, prepaid forwards, options or other derivative transactions, or otherwise transfer economic risk or voting power with respect to any Lock-Up Shares during the applicable lock-up period.

5. Permitted Transfers.

The only permitted transfers during a lock-up period are transfers approved in advance in writing by Parent, estate-planning transfers to a trust or entity controlled by Holder, transfers by will or intestacy, or transfers required by court order, in each case only if the transferee executes a joinder acceptable to Parent and Buyer and the transfer complies with securities laws and Parent policies. Parent may withhold approval in its sole discretion for any transfer that could create securities-law, Nasdaq, tax, accounting, control, reputational or market risk.

6. Leak-Out After Lock-Up.

After expiration of the applicable lock-up period, Holder may sell Lock-Up Shares only in compliance with applicable securities laws, Rule 144, Parent insider trading policy, trading windows, pre-clearance, volume limitations, manner of sale requirements, broker instructions and any additional leak-out limitations imposed by Parent in good faith to protect orderly trading and compliance. Parent may require Holder to use a broker approved by Parent whose fees shall be reasonable not exceed customary and to provide advance sale notices.

7. Restricted Securities; Legends.

Holder acknowledges that the Lock-Up Shares have not been registered under the Securities Act of 1933 or state securities laws, constitute restricted securities, and will bear restrictive legends and be subject to stop-transfer instructions. Parent transfer agent may refuse to transfer any Lock-Up Shares unless Parent has received evidence satisfactory to it that the transfer complies with this Agreement and applicable law.

8. Indemnity Holdback Shares.

This Agreement does not limit Buyer or Parent rights under the Stock Purchase Agreement to escrow, hold back, retain, cancel, set off against or otherwise restrict any Lock-Up Shares to secure indemnification or other obligations to the extent permitted under the Stock Purchase Agreement. Any release from lock-up shall not release any escrow, holdback, legend, securities-law restriction or indemnity claim.

9. MNPI and Policies.

Holder shall not trade in Parent securities while in possession of material nonpublic information or in violation of Parent insider trading policy, pre-clearance procedures or applicable law. Holder shall return or destroy Parent confidential information upon request and shall not tip or disclose material nonpublic information to any other person.

10. Remedies.

Holder acknowledges that breach of this Agreement would cause irreparable harm to Parent and Buyer. Parent and Buyer shall be entitled to specific performance, injunctive relief, stop-transfer instructions, cancellation or escrow remedies and all other remedies available at law or in equity, without posting bond.

11. Amendment; Waiver.

This Agreement may be amended only by a written instrument signed by Parent, Buyer and Holder. Any waiver must be in writing and shall apply only to the specific instance for which given.

12. Governing Law; Forum; Jury Waiver.

This Agreement shall be governed by Delaware law. Each party submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the state or federal courts located in Delaware. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY.

13. Counterparts; Electronic Signatures.

This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original.

[Execution page follows]

AETHER HOLDINGS, INC.

By:
Name:	Nicolas Lin
Title:	Chairman of the Board and CEO

AETHER COMPUTE LLC

By:
Name:
Title:

[FOUNDER NAME]